Exhibit 24(c)

                 CONSENT OF ALEX. BROWN & SONS INCORPORATED


            We hereby consent to the inclusion of our opinion dated June 16, 1995 as an Annex to the Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 of Crestar Financial Corporation, and to the references to our firm as Financial Adviser to Loyola Capital Corporation and to our opinion contained in said Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                     ALEX. BROWN & SONS INCORPORATED


                                     By: /s/ ROGER G. POWELL
                                     Name: Roger G. Powell
                                     Title: Vice President


June 27, 1995